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                                                                 EXHIBIT 99.1

[PEABODY ENERGY LOGO]

                                                                 PEABODY ENERGY
                                                                 NEWS RELEASE



                                                                 CONTACT:
                                                                 Vic Svec
                                                                 (314) 342-7768


FOR IMMEDIATE RELEASE
December 19, 2002


PEABODY ENERGY (NYSE: BTU) EXCHANGES COAL RESERVES FOR
CASH AND OWNERSHIP IN PENN VIRGINIA RESOURCE PARTNERS (NYSE: PVR)

ST. lOUIS, Dec. 19 - Peabody Energy (NYSE: BTU) announced today that it has formed an alliance with Penn Virginia Resource Partners, L.P. (NYSE: PVR), whereby Peabody is contributing coal reserves in exchange for $72.5 million in cash and 2.76 million units (15 percent) of the PVR master limited partnership.

        Peabody's contributions to the alliance will consist of 40 million tons of West Virginia reserves and 80 million tons of New Mexico reserves. The company's subsidiaries will lease back the coal and pay royalties as the coal is mined. Peabody expects the transaction to be accretive to earnings, and intends to use the cash proceeds to reduce debt. Peabody's U.S. reserve position will remain at 9.1 billion tons after the transaction and its operations will be unaffected by the transaction.

         "The transaction with Penn Virginia Resources allows both companies to create value by building upon their strengths," said Peabody Energy Chairman and Chief Executive Officer Irl F. Engelhardt. "Peabody will work with Penn Virginia to accomplish the growth objectives of the partnership and will have the opportunity to participate in its growth."

         "We are pleased to have Peabody, the world's largest coal company, as a partner," said Penn Virginia Resources Partners Chief Executive Officer A. James Dearlove. "Our alliance with Peabody enhances our reserve position and earnings profile, improves our geographic diversification and increases our growth opportunities."

         Penn Virginia Resource Partners (NYSE: PVR) is a growth-oriented master limited partnership that currently controls approximately 500 million tons of coal reserves in the Eastern United States.

         Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2001 sales of 194 million tons of coal and $2.6 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.


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Certain statements in this press release are forward looking as defined in the
Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: growth in coal and power markets; timing of reductions in customer coal inventories; future economic conditions; severity of weather; railroad performance; the ability to renew coal sales contracts upon expiration or renegotiation; risks of coal mining including geological conditions; the ability to successfully implement operating strategies; regulatory and court decisions; future legislation; credit and market risk associated with the company's customers; the effects of currency translation; and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.